                                                                    EXHIBIT 99.1

OXFORD INDUSTRIES, INC. PRESS RELEASE
222 PIEDMONT AVENUE, N.E. - ATLANTA, GEORGIA 30308

Contact:   J. Reese Lanier, Jr.
Telephone: (404) 653-1446
Fax:       (404) 653-1545
E-Mail:    rlanier@oxfordinc.com


                              FOR IMMEDIATE RELEASE
                              ---------------------
                                 October 6, 2005


      OXFORD INDUSTRIES ANNOUNCES RECORD FIRST QUARTER FISCAL 2006 RESULTS

           -- REPORTS FIRST QUARTER EARNINGS INCREASE 119% TO $0.79 --

     -- IMPROVED PROFITABILITY IN TOMMY BAHAMA GROUP DRIVES OUT-PERFORMANCE
                               VERSUS GUIDANCE --


ATLANTA, GA. - Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the first quarter ended September 2, 2005. Consolidated net sales for the quarter increased 27% to $336 million from $265 million in the first quarter of fiscal 2005.

Diluted earnings per share for the quarter increased 119% to $0.79 versus $0.36 in the first quarter of fiscal 2005. While each of the Company's segments showed strong results, strategies to enhance the profitability of the Tommy Bahama Group took hold earlier than expected and resulted in significantly higher profitability than projected. Diluted earnings per share in the year-ago quarter were affected by the write-off of deferred financing fees of $1.8 million, or $0.07 per share on a tax-effected basis, in connection with the acquisition of Ben Sherman. Additionally, the Company noted that included in SG&A expenses for the quarter were $0.07 per share of non-cash intangible asset amortization costs associated with the Tommy Bahama and Ben Sherman acquisitions.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford, Inc. commented, "We are very pleased to be off to a strong start for fiscal 2006, with each of our operating segments reporting positive results for the first quarter. Not only do our branded businesses remain very strong, but our legacy business continues to improve. We have continued to reach new levels of efficiency in our operations and, despite a challenging retail and macro-economic environment, we are positioned to continue to perform well."

The Tommy Bahama Group reported net sales of $92 million in the first quarter compared to $93 million in the same period last year. An increase in retail sales was offset by a decline in wholesale revenues and the discontinuation of the private label business. Operating income for this segment was $14.4 million during the quarter, an increase of 21% over the same quarter last year. This increase was the result of a focus on improving the procurement and flow of inventory and the utilization of more effective sourcing strategies. The Company had originally anticipated that the benefits of this renewed focus would not occur until the second quarter.

The Menswear Group reported first quarter sales of $177 million compared to sales of $119 million last year. Ben Sherman contributed approximately $44 million for the quarter, versus only $17 million for a partial quarter's contribution in the year-ago period. Excluding the impact of Ben Sherman, the Menswear Group's historical businesses generated a sales increase of 30% for the quarter on continuing strength in tailored clothing, dress shirts and sportswear as well as the addition of the Orvis Signature and Nick(it) brands. Operating income in this segment for the first quarter was $15.0 million, an increase of 68% versus the same period last year.

First quarter sales for the Womenswear Group increased 30% to $68 million from $52 million last year. The Company noted that increased shipments to Wal-Mart and Target represented the bulk of the sales increase. Operating earnings for the Womenswear Group increased to $3.9 million from a loss in the year-ago period of $1.0 million.

Inventory at the close of the first quarter increased 18% to $169 million from $143 million at the end of the prior year's first quarter. The increase was driven by additional inventory to support new replenishment programs and growth in the Menswear Group, offset by declines in the Womenswear and Tommy Bahama Groups. Accounts Receivable rose 25% against a 27% increase in first quarter sales.

The company commented that despite some near term challenges that may result from a challenging economic climate and an increasingly competitive retail environment, it is now comfortable with a full year range of diluted earnings per share of $3.42 to $3.52 on sales of approximately $1.38 billion to $1.40 billion. This compares to the Company's prior guidance of $3.25 to $3.35 in earnings per share on sales of approximately $1.37 to $1.39 billion.

For the second quarter, ending on December 2, 2005, the company anticipates sales in a range from $320 million to $330 million and earnings per share of $0.55 to $0.60.

Mr. Lanier continued, "While the trends in our business are strong and our near-term outlook remains favorable, a combination of low visibility in the private label business and the uncertain nature of the current retail environment are prompting us to remain somewhat cautious with respect to our full-year guidance. Even so, we believe that we have excellent opportunities and good momentum in each of our individual businesses that, if sustained, will result in strong returns for the remainder of the fiscal year."

The company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live Webcast of the conference call will be available on the Company's Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes early to register for the teleconference Web cast and download any necessary software.

A replay of the call will be available through October 13, 2005. To access the telephone replay, Participants should dial (719) 457-0820. The access code for the replay is 4262582. A replay of the Webcast will also be available following the conference call on Oxford Industries' corporate Website.

Oxford Industries, Inc. is a leading producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama(R), Indigo Palms (R), Island Soft(R), Ely & Walker(R) and Oxford Golf(R). The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger(R), Nautica(R), Geoffrey Beene(R), Slates(R), Dockers(R) and Oscar de la Renta(R) labels. Oxford's customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

The Company's common stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements about future events. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, expected outcomes of pending litigation, competitive conditions, general economic conditions and expected synergies in connection with acquisitions and joint ventures. Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. These beliefs and assumptions could prove inaccurate. Forward-looking statements involve risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Many of these risks and uncertainties are beyond our ability to control or predict.

Such risks and uncertainties include, but are not limited to: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in the worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products;
(5) changes in trade quotas or other trade regulations, including "safeguard" quotas; (6) our ability to continue to finance our working capital and growth on acceptable terms; (7) significant changes in weather patterns (e.g., an unseasonably warm autumn) or natural disasters such as hurricanes, fires or flooding; (8) the price and availability of raw materials and finished goods;
(9) the impact of rising energy costs on our costs and consumer spending; (10) our dependence on and relationships with key customers; (11) consolidation among our customer base; (12) the ability of our third party producers to deliver quality products in a timely manner; (13) potential disruptions in the operation of our distribution facilities; (14) any disruption or failure of our computer systems or data network; (15) the integration of our acquired businesses; (16) our ability to successfully implement our growth plans, including growth by acquisition; (17) unforeseen liabilities associated with our acquisitions; (18) economic and political conditions in the foreign countries in which we operate or source our products; (19) increased competition from direct sourcing; (20) our ability to maintain our licenses; (21) our ability to protect our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors' products; (22) our reliance on key management and our ability to develop effective succession plans; (23) our ability to develop and maintain an effective organizational structure; (24) risks associated with changes in global currency exchange rates; (25) changes in interest rates on our variable rate debt; (26) the impact of labor disputes, wars or acts of terrorism on our business; (27) the effectiveness of our disclosure controls and procedures related to financial reporting; (28) our ability to maintain current pricing on our products given competitive or other factors; and (29) our ability to expand our retail operations.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Other risks or uncertainties may be detailed from time to time in our future Securities and Exchange Commission filings.

                             OXFORD INDUSTRIES, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)
                     (In thousands except per share amounts)


                                                                  Quarters Ended
                                                          ------------------------------
                                                          September 2,       August 27,
                                                              2005               2004
                                                          ------------      ------------
Net sales                                                 $    336,478      $    264,822
Cost of goods sold                                             220,446           179,126
                                                          ------------      ------------
GROSS PROFIT                                                   116,032            85,696
Selling, general and administrative                             88,736            68,328
Amortization of intangible assets                                1,853             1,712
                                                          ------------      ------------
                                                                90,589            70,040
Royalties and other operating income                             3,261             1,753
                                                          ------------      ------------
Operating income                                                28,704            17,409
Interest expense, net                                            6,883             7,921
                                                          ------------      ------------
Earnings before income taxes                                    21,821             9,488
Income taxes                                                     7,938             3,320
                                                          ------------      ------------
NET EARNINGS                                              $     13,883      $      6,168
                                                          ============      ============

Earnings per common share:
Basic                                                     $       0.80      $       0.37
Diluted                                                   $       0.79      $       0.36

Weighted average common shares outstanding:
Basic                                                           17,391            16,713
Dilutive impact of options, earn-out shares and
  restricted shares                                                275               490
                                                          ------------      ------------
Diluted                                                         17,666            17,203

Dividends per common share                                $      0.135      $      0.120

                             OXFORD INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                     (In thousands except per share amounts)


                                                           September 2,       August 27,
                                                              2005               2004
                                                           ------------      ------------
ASSETS
Current Assets:
    Cash and cash equivalents                              $      7,024      $     11,526
    Receivables, net                                            200,357           160,485
    Inventories                                                 168,558           143,142
    Prepaid expenses and other current assets                    24,210            19,093
                                                           ------------------------------
        Total Current Assets                                    400,149           334,246
Property, plant and equipment, net                               64,903            54,745
Goodwill, net                                                   190,751           158,304
Intangible assets, net                                          234,283           242,120
Other non-current assets, net                                    22,789            24,845
                                                           ------------------------------
    TOTAL ASSETS                                           $    912,875      $    814,260
                                                           ==============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Trade accounts payable                                 $     85,221      $     84,811
    Accrued compensation                                         21,079            18,787
    Additional acquisition cost payable                          20,465                --
    Other accrued expenses                                       31,022            37,646
    Dividends payable                                             2,301             1,950
    Income taxes payable                                         10,103             5,318
    Short-term debt and current maturities of
    long-term debt                                                4,624           112,050
                                                           ------------------------------
        Total Current Liabilities                               174,815           260,562
Long term debt, less current maturities                         315,958           198,895
Other non-current liabilities                                    25,737            12,798
Deferred income taxes                                            76,494            80,663
Commitments and contingencies
Shareholders' equity:
        Preferred Stock, $1.00 par value; 30,000
        authorized and none issued and outstanding at
        September 2, 2005 and August 27, 2005                        --                --
        Common stock, $1.00 par value, 60,000
        authorized and 17,049 issued and outstanding
        at September 2, 2005; and 60,000 authorized
        and 16,756 issued and outstanding at August
        27, 2004                                                 17,049            16,756
        Additional paid in capital                               48,931            42,266
        Retained earnings                                       252,281           203,308
        Accumulated other comprehensive income                    1,610              (988)
                                                           ------------------------------
            Total Shareholders' equity                          319,871           261,342
                                                           ------------------------------

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $    912,875      $    814,260
                                                           ==============================

                             OXFORD INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (In thousands)

                                                                                 Quarters Ended
                                                                         ------------------------------
                                                                         September 2,       August 27,
                                                                             2005              2004
                                                                         ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                             $     13,883       $      6,168
Adjustments to reconcile net earnings to
    Net cash provided by operating activities:
      Depreciation                                                              3,537              3,037
      Amortization of intangible assets                                         1,853              1,712
      Amortization of deferred financing costs and bond discount                  616              2,459
      Loss (gain) on sale of assets                                                 7                347
      Equity income                                                              (164)              (323)
      Deferred income taxes                                                    (1,820)            (2,175)
Changes in working capital:
      Receivables                                                              (2,983)            40,659
      Inventories                                                                 945               (823)
      Prepaid expenses                                                         (2,860)             1,669
      Trade accounts payable                                                  (20,789)           (21,021)
      Accrued expenses and other current liabilities                          (10,091)           (21,488)
      Stock option income tax benefit                                           1,128                587
      Income taxes payable                                                     (3,010)             1,020
Other non-current assets                                                         (996)            (1,410)
Other non-current liabilities                                                   2,168              1,674
                                                                         -------------------------------
          NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                 (18,576)            12,092

CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisition, net of cash acquired                                        (6,569)          (139,626)
      Distribution from joint venture investment                                1,856                 --
      Investment in deferred compensation plan                                   (330)               391
      Purchases of property, plant and equipment                               (3,473)            (2,488)
      Proceeds from sale of property, plant and equipment                           6                 10
                                                                         -------------------------------
          NET CASH USED IN INVESTING ACTIVITIES                                (8,510)          (141,713)

CASH FLOWS FROM FINANCING ACTIVITIES
      Repayment of financing arrangements                                     (73,971)           (58,482)
      Proceeds from financing arrangements                                    101,920            156,139
      Payments of debt issuance costs                                              --             (2,766)
      Proceeds from issuance of common shares                                   2,049                666
      Dividends on common shares                                               (2,278)            (1,946)
                                                                         -------------------------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES                            27,720             93,611

Net change in cash and cash equivalents                                           634            (36,010)
Effect of foreign currency translation on cash and cash equivalents              (109)               (33)
Cash and cash equivalents at the beginning of year                              6,499             47,569
                                                                         -------------------------------
Cash and cash equivalents at the end of period                           $      7,024       $     11,526
                                                                         ===============================

                             OXFORD INDUSTRIES, INC.
                               SEGMENT INFORMATION
                                   (UNAUDITED)
                                 (In thousands)

                                   Quarters Ended
                           -------------------------------
                           September 2,        August 27,
                               2005               2004
                           ------------       ------------
NET SALES
Menswear Group             $    177,076       $    118,737
Womenswear Group                 68,003             52,458
Tommy Bahama Group               91,544             93,462
Corporate and Other                (145)               165
                           ------------       ------------
Total                      $    336,478       $    264,822


OPERATING INCOME
Menswear Group             $     15,004       $      8,921
Womenswear Group                  3,905               (966)
Tommy Bahama Group               14,357             11,916
Corporate and Other              (4,562)            (2,462)
                           ------------       ------------
Operating income                 28,704             17,409
Interest expense, net             6,883              7,921
                           ------------       ------------
Earnings before taxes      $     21,821       $      9,488
